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                                                          [LOGO OF ICCMIC]

FOR IMMEDIATE RELEASE                                      EXHIBIT 99.1

                IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT
                    CORP. REPORTS COMMON STOCK BUYBACK AND
                     AUTHORIZATION FOR ADDITIONAL BUYBACK

LOS ANGELES, CALIFORNIA, August 28, 1998. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today reported that it has completed the repurchase of 3 million shares of its common stock in the open market and in private transactions pursuant to its previously announced share repurchase plan. The 3 million shares of common stock repurchased by the Company represent approximately 8.7% of the aggregate outstanding shares as of June 30, 1998. The shares were repurchased at a total cost of $30,596,346, approximately $10.20 per share.

In addition, the Board of Directors today authorized the Company, subject to certain conditions, to repurchase up to an additional 3 million shares of its common stock in the open market and in private transactions.

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in multifamily and commercial mortgage loans, real property and interests in multifamily and commercial mortgage-backed securities. The Company is managed by Imperial Credit Commercial Asset Management Corp., a wholly-owned subsidiary of Imperial Credit Industries, Inc. (Nasdaq: ICII).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's Registration Statement on Form S-11, as amended, and other documents filed by the Company with the Securities and Exchange Commission.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906 or Karen Montandon, Investor Relations, at
(310) 791-8022.